EXHIBIT 10(XIV)

FIRST AMENDMENT

to

REVOLVING CREDIT AGREEMENT

THIS AMENDMENT AGREEMENT (this “First Amendment”), dated as of October 31, 2002, to become effective as of the Amendment Effective Date as defined in Section 4 hereof upon satisfaction of the conditions specified therein, is by and among The Stride Rite Corporation, a Massachusetts corporation (the “Borrower”), Fleet National Bank, formerly known as BankBoston, N.A. (“Fleet”), Bank of America National Association (“BOA”), The Bank of New York (“BONY”), and SunTrust Bank (“ST”) (Fleet, BOA, BONY and ST being referred to, collectively, as the “Banks”), Fleet as Administrative Agent for the Banks, BOA, BONY and ST as Documentation Agents, and for purposes of Section 2(a) hereof Bank One, NA.

Whereas, the Borrower, the Banks and the Administrative Agent are parties to that certain Revolving Credit Agreement dated as of January 19, 2000 (the “Credit Agreement”), pursuant to which the Banks, upon the terms and conditions specified therein, have agreed to make Loans to the Borrower;

Whereas, Bank One, NA desires to withdraw as a Bank party to the Credit Agreement; and the other Banks desire to increase their respective Commitments as set forth in Schedule 1 annexed to this First Amendment; and

Whereas, the Borrower has requested that the Banks and the Administrative Agent agree, and the Banks and the Administrative Agent have agreed, on the terms and subject to the conditions set forth herein, to amend certain of the provisions of the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.     Defined Terms.   Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

2.     Amendments to the Credit Agreement.

(a)     The parties hereto agree to the withdrawal of Bank One, NA as a Bank party to the Credit Agreement; and Schedule 1 to the Credit Agreement is amended and restated in its entirety as set forth in Schedule 1 annexed to this First Amendment.

(b)     “Fleet National Bank” shall be substituted for all references in the Credit Agreement to “BankBoston, N.A.” “Fleet” shall be substituted for all references in the Credit Agreement to “BKB”. “Fleet Securities, Inc.” shall be substituted for all references to “BancBoston Robertson Stephens Inc.” as the Arranger.

(c)     Section 1.1, Definitions, of the Credit Agreement is amended as follows:

(i)     The following new definitions are added:

“Administrative Agent.   Fleet National Bank acting in its capacity as Agent for the Banks.”

“Documentation Agent.   Each of Bank of America National Association, The Bank of New York, and SunTrust Bank, in such capacity.”

“First Amendment Effective Date.  The first date on which the conditions set forth in Section 4 of the First Amendment to the Credit Agreement have been satisfied.”

(ii)     The definitions of the terms, “Agent” and “Maturity Date”, are amended in their entirety to read as follows:

“Agent.   The Administrative Agent acting as agent for the Banks. For the avoidance of doubt, the term “Agent” as used in this Credit Agreement, shall refer to the Administrative Agent, and shall not include any Documentation Agent.”

“Maturity Date.   November 1, 2005.”

(iii)     In the definition of “Applicable Pricing,” a semicolon is substituted for the period at the end thereof and the following additional words are added:

“and provided further that the LIBOR Margin, Facility Fee Rate and Letter of Credit Rate shall not be less than as set forth in Rate Level 2 for the period commencing on the First Amendment Effective Date and ending on April 30, 2003.”

(iv)     The definition of “Consolidated EBITDA” is amended in its entirety to read as follows:

“Consolidated EBITDA.   The consolidated earnings (or loss) from operations (excluding all extraordinary and nonrecurring items of income (or loss, but only to the extent not involving cash charges)) of the Borrower and its Subsidiaries for any period, after all expenses and other proper charges but before payment or provision for any income taxes or interest expense for such period, plus, to the extent deducted in the calculation of consolidated earnings, (i) depreciation, amortization and all other nonrepetitive noncash charges for such period (including without limitation noncash charges relating to the granting or repricing of stock options), and (ii) any noncash losses attributable to the use of a fair value methodology for recognition and measurement of impairment of goodwill not identified with impaired assets in accordance with Accounting Principles Board Opinion No. 142, all as determined in accordance with generally accepted accounting principles.”

(d)     Section 4.1 of the Credit Agreement is amended by substitution of the amount $50,000,000 in place of the amount $55,000,000.

(e)     Section 5.1 of the Credit Agreement is amended in its entirety to read as follows:

“5.1.   Agent’s Fee.   The Borrower shall pay to the Agent annually in advance, for the Agent’s own account, on the Closing Date, on each of the first and second anniversaries of the Closing Date, on the First Amendment Effective Date and on each anniversary of the First Amendment Effective Date, an Agent’s fee as set forth in the letter of Fleet addressed to the Borrower dated August 27, 2002.”

(f)     Section 5.2 of the Credit Agreement is amended by the addition at the end of the following sentence:

“The Borrower agrees to pay to the Agent, for the account of Fleet Securities, Inc., as successor Arranger, on the First Amendment Effective Date, an arrangement fee as set forth in the letter of Fleet addressed to the Borrower dated August 27, 2002.”

(g)     Section 8.4 of the Credit Agreement is amended by substitution of the amount $40,000,000 in place of the amount $30,000,000.

(h)     Sections 9.2 and 9.3 of the Credit Agreement are amended in their entirety to read as follows:

“9.2.   Funded Debt to EBITDA.   The Borrower will not permit the ratio, as of the end of any fiscal quarter and for the period of four consecutive fiscal quarters then ended, of Total Funded Debt to Consolidated EBITDA to exceed 2:1.

9.3.   Consolidated Tangible Net Worth.   The Borrower will not permit Consolidated Tangible Net Worth to be less than the sum of $220,000,000 plus, on a cumulative basis 50% of positive Consolidated Net Income for each fiscal quarter commencing with the fiscal quarter ending February 28, 2003, minus Permitted Distributions made subsequent to the Closing Date.”

(i)     Section 14.1 of the Credit Agreement is amended by the addition of the following new clause (d):

“(d)   No Documentation Agent, as such, shall have any rights or any duties or responsibilities under this Credit Agreement to the Borrower, the Administrative Agent, or any Bank.”

3.     Representations and Warranties.   The Borrower hereby represents and warrants to the Banks that:

(a)     The execution and delivery by the Borrower, and the performance by the Borrower, of its obligations and agreements under this First Amendment, and the Credit Agreement as amended hereby, (i) are within the corporate authority of the Borrower, have been duly authorized by all necessary corporate proceedings, (ii) do not and will not contravene any requirement of law applicable to or binding upon the Borrower or any of its Significant Subsidiaries, nor any contractual obligation of the Borrower or any of its Significant Subsidiaries, and (iii) will not result in or require the creation or imposition of any lien on any of the Borrower’s or its Significant Subsidiaries’ respective properties or revenues, except in the case of clauses (ii) and (iii) any violations and/or liens which in the aggregate would not be reasonably likely to have a material adverse effect on the business or financial condition of the Borrower or any of its Significant Subsidiaries and would not be reasonably likely to have a material adverse effect on the ability of the Borrower to perform its obligations under the Credit Agreement and the Notes.

(b)     This First Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(c)     The representations and warranties of the Borrower contained in the Credit Agreement, as amended hereby, are true and correct on the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date); and no Default or Event of Default has occurred and is continuing, or will occur after execution and delivery by the Borrower of this First Amendment.

4.     Effectiveness.   This First Amendment shall be deemed to be effective as of the date the following conditions precedent are satisfied:

(a)     The Administrative Agent shall have received counterparts of this First Amendment signed by the Borrower, each of the Banks and Bank One, NA.

(b)     The Agent shall have received a Revolving Credit Note signed by the Borrower to the order of each of the Banks in a maximum stated principal amount equal to the Commitment Amount of such Bank as set forth in Schedule 1 to this First Amendment, such Revolving Credit Notes to be delivered by the Administrative Agent to the respective Banks against their delivery for cancellation of their respective currently outstanding Revolving Credit Notes.

(c)     The Borrower shall have paid Bank One, NA in full all amounts owing to it under and in respect of the Credit Agreement and the Notes payable to its order.

(d)     The Borrower shall have paid the reasonable legal fees and disbursements of Bingham McCutchen LLP, as counsel to the Administrative Agent and the Banks, in connection with this First Amendment (for which an invoice shall have been presented).

(e)     The Administrative Agent shall have received copies of such certificates and other documents as the Administrative Agent may reasonably request, and such documents and all legal matters in connection with this First Amendment shall be satisfactory in form and substance to the Administrative Agent and its counsel.

5.     Miscellaneous Provisions.

(a)     Except as otherwise expressly provided by this First Amendment, all of the terms, conditions and provisions of the Credit Agreement shall remain the same; and the Credit Agreement as amended hereby shall continue in full force and effect.

(b)     This First Amendment is intended to take effect as an instrument executed under seal and shall be construed according to and governed by the laws (excluding the laws applicable to conflicts or choice of law) of the Commonwealth of Massachusetts.

(c)     This First Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this First Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the Borrower and the Majority Banks.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE STRIDE RITE CORPORATION

By:	/s/ FRANK A. CARUSO

Name:	Frank A. Caruso
Title:	CFO

FLEET NATIONAL BANK,
individually and as Administrative Agent

By:	/s/ KATHLEEN DIMOCK

Name:	Kathleen Dimock
Title:	Director

BANK OF AMERICA NATIONAL ASSOCIATION
individually and as Documentation Agent

By:	/s/ CASEY COSGROVE

Name:	Casey Cosgrove
Title:	Vice President

SUNTRUST BANK
individually and as Documentation Agent

By:	/s/ MICHAEL LAPRESSI

Name:	Michael Lapressi
Title:	Director

THE BANK OF NEW YORK
individually and as Documentation Agent

By:	/s/ DAVID C. JUDGE

Name:	David C. Judge
Title:	Senior Vice President

For purposes of Section 2(a):
BANK ONE, NA

By:	/s/ VINCENT R. HENCHEK

Name:	Vincent R. Henchek
Title:	Director

SCHEDULE 1

BANKS

Bank	Commitment Amount	Commitment Percentage
Fleet National Bank 100 Federal Street Boston, MA 02110 Attn: Peter L. Griswold, Managing Director	$24,000,000	32.000%

Bank of America, N.A. 335 Madison Avenue 5th Floor New York, NY 10017 Attn:	$17,000,000	22.666%

SunTrust Bank 303 Peach Tree Street Northeast Mail Code 1904 Atlanta, GA 30308 Attn:	$17,000,000	22.666%

The Bank of New York One Wall Street New York, NY 10286 Attn:	$17,000,000	22.666%